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                                                           EXHIBIT A

                       ACQUISITION AGREEMENT


          THIS    ACQUISITION    AGREEMENT   made   this  30th     day   of
April, 1998 between FIRST SOUTHERN FUNDING, INC., a Kentucky corporation ("Buyer"), and UNITED TRUST, INC., an Illinois corporation ("UTI").


                            WITNESSETH:

          WHEREAS, Buyer and UTI have negotiated concerning an acquisition by Buyer of shares of the common stock of UTI; and

          WHEREAS, the Buyer would acquire the shares of UTI common stock through a series of transactions with UTI and certain UTI shareholders;

          NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. ACQUISITION OF SHARES OF UTI. Buyer will, at the closing, subject to the terms and conditions set forth herein, acquire shares of the common stock of UTI as follows:

          (a) Buyer will purchase 389,715 shares of the common stock of UTI from UTI for a purchase price of $3,897,150 to be paid in cash by Buyer at closing;

          (b) Buyer will purchase an additional 473,523 shares of the common stock of UTI for a purchase price of $7,102,845 to be paid in cash by Buyer at closing;

          (c) Buyer will purchase 66,667 shares of the common stock of UTI from Larry Ryherd for a cash purchase price of $1,000,000 pursuant to the terms of that Stock Purchase Agreement set forth in Exhibit 1(c) attached hereto;

          (d) Buyer will purchase $2,560,000 of initial face amount of UTI Convertible Notes from certain officers and directors of UTI for a cash purchase price of $3,072,000 pursuant to the terms of that Convertible Note Purchase Agreement set forth in Exhibit 1(d) attached hereto; and

          (e) UTI, at the closing, will grant, for nominal consideration, an irrevocable, exclusive option to Buyer to purchase shares of common stock of UTI for a purchase price in cash equal to $15 per share, such option to expire on July 1, 2001 and to be in the form of that Option Agreement attached hereto as Exhibit 1(e). The number of shares subject to such option

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shall    be   that  number   of  shares   which,  following  exercise,  and
when combined with all of the other shares then owned by Buyer and its affiliates, will represent a majority of the then outstanding shares of UTI common stock, not to exceed 1,450,000 shares. The maximum number of shares subject to such option shall be reduced by two shares for each share that Buyer or its affiliates purchase in private or public transactions subsequent to the closing.

     2.   REPRESENTATIONS   AND   WARRANTIES  OF  UTI.   UTI  warrants  and
represents to Buyer that:

          (a) ORGANIZATION AND GOOD STANDING OF UTI AND ITS AFFILIATES. UTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. United Income, Inc. ("UII") is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. United Trust Group Inc. ("UTG") is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. First Commonwealth Corporation ("FCC") is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Each of Appalachian Life Insurance Company ("APP"), Abraham Lincoln Insurance Company ("ALI") United Security Assurance Company ("USA"), and Universal Guaranty Life Insurance Company ("UGL") is a legal reserve life insurance company duly organized, validly existing and in good standing under the laws of the State of its domicile and duly licensed to sell life insurance under the laws of each state as set forth in Exhibit 2(a), attached hereto. (APP, ALI, USA and UGL are hereinafter sometimes referred to individually as an "Insurance Company Subsidiary, and collectively as the "Insurance Company Subsidiaries." APP, ALI, USA, UGL, UTG, UII and FCC are hereinafter sometimes referred to individually as a "UTI Subsidiary," and collectively as the "UTI Subsidiaries." Each of UTI, UII, UTG and FCC and each of the Insurance Company Subsidiaries is qualified to do business in each state where the nature of its business activities and ownership of its properties require it to be so qualified, as set forth in Exhibit 2(a).

          Except as disclosed in the schedule heretofore delivered to Buyer by UTI (referred to hereinafter as UTI's Disclosure Schedule), none of the Insurance Company Subsidiaries is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor is any of the Insurance Company Subsidiaries operating under any formal or informal arrangement or understanding with the licensing authority of any jurisdiction which restricts its authority to do business or requires it to take, or to refrain from taking, any action.

          (b) CORPORATE POWER. Each of UTI, UII, UTG and FCC and each Insurance Company Subsidiary has full corporate power to own its properties and carry on its business as currently conducted.

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          (c)  CERTIFICATE   OF   INCORPORATION  AND  BY-LAWS.    (i)   The
certificate of incorporation of each of UTI, UII, UTG and FCC and of each Insurance Company Subsidiary and all amendments thereto, as certified by the applicable state governmental authority, and (ii) the bylaws of each of UTI, UII, UTG, FCC and each of the Insurance Company Subsidiaries, as currently in effect, and as certified by each company's respective corporate Secretary as being complete and correct, which have been delivered to Buyer, are complete and correct.

          (d) CORPORATE ORGANIZATION STRUCTURE. UTI owns of record and beneficially 565,766 shares (40%) of the issued and outstanding common stock no par value, of UII, free and clear of all liens, restrictions and encumbrances. UTI owns 53 shares (53%) of the issued and outstanding common stock, no par value, of UTG, free and clear of any liens, restrictions and encumbrances. UII owns 47 shares (47%) of the issued and outstanding common stock par value, of UTG, free and clear of all liens, restrictions and encumbrances. UTG owns 43,303 shares (79%) of the issued and outstanding common stock par value $1.00 per share, of FCC, free and clear of any liens, restrictions and encumbrances except for the encumbrances set forth below in this Section. FCC owns 400,000 shares (100%) of the issued and outstanding common stock par value $5.00 par share, of UGL, free and clear of any liens, restrictions and encumbrances except for the encumbrances set forth below in this Section. UGL owns 1,000,000 shares (100%) of the issued and outstanding common stock par value $1.00 per share, of USA, free and clear of all liens, restrictions and encumbrances. USA owns 1,132,764 shares (83.93%) of the issued and outstanding common stock par value $ 1.12 per share, of APP, free and clear of all liens, restrictions and encumbrances. APP owns 600,000 shares (100%) of the issued and outstanding common stock par value $1.00 per share, of ALI, free and clear of all liens, restrictions and encumbrances.

          All of the outstanding shares of the capital stock of FCC owned by UTG and promissory notes of FCC payable to the order of UTG in the aggregate principal amount of $7,492,761 are pledged as collateral to secure repayment of UTG indebtedness to former shareholders of FCC's former parent Commonwealth Industries Corporation in the aggregate principal amount of $7,492,761, and all of the shares of the capital stock of UGL owned by  FCC  are  pledged  as  collateral  to  secure  repayment  of  FCC indebtedness to First of America Bank in the principal amount of $6,900,000. True and complete copies of all instruments and agreements evidencing the terms and conditions of such indebtedness have been provided to Buyer.

          Except as disclosed in UTI's Disclosure Schedule, neither UTI nor any UTI Subsidiary has any investment in any other entity (other than portfolio investments made in the ordinary course of business).

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          (e)  CAPITALIZATION.   The  authorized,  issued  and  outstanding
capital  stock  of  each of UTI and each UTI Subsidiary is as set forth  in
Exhibit 2(e) hereto. Each issued share of capital stock of each of UTI and each UTI Subsidiary, and each share of capital stock of UTI to be acquired by Buyer or its assignees, as contemplated by this Agreement, is, and when acquired by Buyer or its assignees, will be, duly authorized, validly issued, fully paid and nonassessable.

          Except as disclosed in UTI's Disclosure Schedule, there is no outstanding option, warrant or other agreement or commitment to which UTI or any UTI Subsidiary is a party or by which it is bound providing for the issuance of any additional shares of its capital stock or any securities convertible into its capital stock. Shareholders of UTI and the UTI Subsidiaries do not have any preemptive rights, and no shares of capital stock of either UTI or any UTI Subsidiary have been issued in violation of any preemptive right.

          No person has any right to demand, require or otherwise cause UTI or any UTI Subsidiary to file any registration statement under the Securities Act of 1933, as amended, or any state securities laws relating to any debt or equity securities of UTI or any UTI Subsidiary, nor is any such entity prohibited from granting such rights to any person in the future. The offer, sale and repurchase of all capital stock and other securities of UTI and each UTI Subsidiary complied with all applicable federal and state securities and other laws.

          (f) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of UTI and the UTI Subsidiaries. This Agreement has been duly executed and delivered by UTI and is the valid and legally binding obligation of UTI, enforceable against UTI in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and except to the extent that enforcement may be limited by the application of general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of any indebtedness or other obligation of UTI or any UTI Subsidiary and are not prohibited by, do not violate any provision of, and do not and will not result in a default (or an event which, with the giving of notice or the lapse of time would constitute a default) under:

          (i) the certificate of incorporation or bylaws of either UTI or any UTI Subsidiary;

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          (ii) any contract, agreement or other instrument to  which UTI or any UTI Subsidiary is a party or by which it or its assets is bound;

         (iii) any regulation, rule, order, decree or judgment of any court, arbitration tribunal or governmental agency; or

          (iv) any law applicable to UTI or any UTI Subsidiary;

except that (A) the Insurance Holding Company Systems Acts of Ohio, Illinois and West Virginia prohibit any person from acquiring control of a domestic insurance company or a holding company controlling a domestic insurance company unless such acquisition of control has been approved by the Commissioner of Insurance of each such state in the manner prescribed,
(B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires certain preacquisition notification of the Federal Trade Commission and the Antitrust Division of the Department of Justice and (C) consummation of the transactions contemplated by this Agreement requires the approval of First of America Bank Illinois ("First of America Bank") the holder of FCC's bank indebtedness totaling $6,900,000.

          (g) STATE TAKEOVER LAWS. The board of directors of UTI, including all of the disinterested directors of UTI, has approved in advance the transactions pursuant to which Buyer will acquire shares of UTI Common Stock, as contemplated by this Agreement.

          (h) FINANCIAL STATEMENTS. UTI has delivered to Buyer audited consolidated balance sheets of each of UTI and each UTI Subsidiary at December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for each of the three years 1995, 1996 and 1997 with the footnotes and schedules thereto, together with the reports of independent public accountants with respect thereto. The audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and fairly present the consolidated financial position of each of UTI and each UTI Subsidiary, as of the respective dates thereof and its consolidated results of operations and changes in consolidated financial position and stockholders' equity for the years indicated as stated therein.

          The annual statements of each of UGL, USA, APP and ALL filed with the state insurance department of its domiciliary state, for each of the years ended December 31, 1996 and 1997, including statutory financial statements covering each said year, which UTI and UII have heretofore delivered to Buyer, present fairly the financial position of each of UGL, USA, APP and ALI, respectively, at the end of each of the years then ended and the results of its operations for each such year, in conformity with accounting

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practices  prescribed  or  permitted by  the  applicable   state  insurance
laws  and  regulations  applied on  a consistent basis as and to the extent
described   in   such   annual  statements and  related statutory financial
statements.

          Each of UTI, UII and FCC has filed with the Securities and Exchange Commission its annual report on Form 10-K for the year ended December 31, 1997, and all other reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission, and each such report, schedule, form, statement or other document has been timely filed and when filed was in compliance with the requirements of the applicable federal securities law and rules and regulations promulgated thereunder. Other than that disclosed in Section 2(h) of UTI's Disclosure Schedule, none of UTI, UII or FCC has received any written or oral communications from the staff of the Securities and Exchange Commission concerning the filing or content of periodic reports.

          (i) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent disclosed in (i) UTI's, UII's or FCC's annual reports on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission, (ii) UTI's, UII's, or FCC's audited consolidated financial statements for the year 1997, (iii) the 1997 annual report of each of UGL, USA, APP or ALI as filed with the applicable insurance department, or (iv) UTI's Disclosure Schedule:

          (i) on December 31, 1997, none of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries had any liabilities, which in the aggregate were or could be material to it, of any nature, whether or not of a type that would ordinarily be shown on a balance sheet and whether accrued, absolute, contingent or otherwise, known or unknown, and

          (ii) since December 31, 1997, none of UTI, UII, UTG or FCC or any
               of  their   Insurance   Company  Subsidiaries  incurred  any
               liabilities other than in the ordinary course of business.

For purposes of this Section and as used throughout this Agreement, the term "material" shall be defined to mean any claim, existence or occurrence of a liability or obligation which either individually or when aggregated with similar claims or occurrences is in excess of $200,000.

          (j) ABSENCE OF CHANGES. Except as reflected in (i) UTI's, UII's or FCC's annual reports on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, (ii) UTI's, UII's or FCC's audited consolidated financial statements for the year ended December 31, 1997, (iii)

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the  1997  annual report of each of UGL, USA, APP and ALI as filed with the applicable insurance department, or (iv) UTI's Disclosure Schedule, since December 31, 1997 there has not been:

          (i) any material adverse change in the financial condition, assets, properties, liabilities, results of operations or prospects of either UTI or any UTI Subsidiary;

          (ii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any of the capital stock of either UTI or any UTI Subsidiary or any direct or indirect redemption, purchase or other acquisition by UTI or any UTI Subsidiary of any of its capital stock;

         (iii) except for agents' contracts entered into in the ordinary course of business, any entry into or amendment of any employment or deferred compensation agreement between either UTI or any UTI Subsidiary and any officer, director, employee, agent or consultant of UTI or any UTI Subsidiary;

          (iv) any issuance or sale by either UTI or any UTI Subsidiary of any of its authorized capital stock, debentures, bonds, notes or other debt securities, or any modification or amendment of the rights of the holders of any of its outstanding capital stock debentures, bonds, notes or other securities;

          (v) any creation of any mortgage, lien or other encumbrance or security interest (other than deposits with State Insurance Departments pursuant to state insurance statutes and liens for current taxes which are fully reserved for but not yet due), including, without limitation, any deposit for security made of, created on or in any asset or property of either UTI or any UTI Subsidiary, or assumed by either UTI or any UTI Subsidiary with respect to any such asset or property;

          (vi) any material indebtedness or other material liability or obligation (whether known or unknown, absolute, accrued, contingent or otherwise) incurred, or other transaction engaged in, by any of UTI or any UTI Subsidiary except in the ordinary course of business;

         (vii) any material obligation or liability discharged or satisfied, other than the current liabilities reflected in the consolidated balance sheet of UTI, UII, UTG or FCC or any of their Insurance Company

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               Subsidiaries    as   of   December  31,  1997   and  current
               liabilities incurred since the date thereof in the ordinary course of business;

        (viii) any sale, transfer or other disposition of any assets or properties of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries except in the ordinary course of business;

          (ix) any amendment, termination or waiver of any material right of UTI or any UTI Subsidiary under any material contract, agreement or governmental license or permit;

          (x) any material change in the practices and policies customarily followed by UTI or any UTI Subsidiary (including, without limitation, any underwriting, actuarial, pricing, financial or accounting practices or policies);

          (xi) any material increase or decrease in the percentage of its reinsured business, or any material increase in its lapse ratio, or any material decrease in the amount of its in-force business;

         (xii) any increase in salaries or other compensation of, or advances to, executive employees or increases to non-executive employees which are not in the ordinary course of business consistent with past practice;

        (xiii) any loss of key agents or key employees by any Insurance Company Subsidiary which could reasonably be expected to have a material adverse effect on the business of such Insurance Company Subsidiary; or

         (xiv) any transaction which was not in the ordinary course of business consistent with past practice.

          (k) ABSENCE OF DEFAULTS. Except as set forth in UTI's Disclosure Schedule, neither UTI nor any UTI Subsidiary is in default under or violation of its certificate of incorporation or bylaws, or under any term or provision of any deed of trust, mortgage, indenture or security agreement or of any contract or instrument to which it is a party or by which it or any of its assets or properties is bound, the result of which default has caused or reasonably might be expected to cause a material adverse effect on its business, operations, properties or assets or its financial condition or prospects.

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          (l)  COMPLIANCE   WITH  LAWS.   Except  as  set  forth  in  UTI's
Disclosure Schedule, there has been no failure by UTI or any UTI Subsidiary to comply with any law or regulation of any applicable jurisdiction in the conduct of its business and corporate affairs or otherwise other than such failures which are not, individually or in the aggregate, material and which have not caused and reasonably might not be expected to cause
consequences   which   could  materially  adversely  affect  the  business,
operations, properties or assets or financial condition or prospects of either UTI or any UTI Subsidiary.

          (m) TAX STATUS. Each of UTI and each UTI Subsidiary has duly filed all federal, state and local tax returns and reports, and all returns and reports of all other governmental units having jurisdiction, with respect to taxes imposed upon it or upon its income, assets, properties, licenses or operations. Each of UTI, UII, UTG and FCC file separate federal income tax returns. The Insurance Company Subsidiaries file consolidated federal income tax returns. Except as disclosed in UTI's Disclosure Schedule, all of such returns or reports reflect the true and correct tax liability of each of UTI, UII, UTG or FCC or the Insurance Company Subsidiaries, as the case may be, and all taxes shown on such returns or reports and all assessments received by each of UTI, UII, UTG or FCC or any of the Insurance Company Subsidiaries have been paid to the extent that such taxes have become due or fully reserved for to the extent not yet due and payable; and except as disclosed in UTI's Disclosure Schedule, there are no waivers or agreements by any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries for the extension of time for the assessment of taxes as above described. Except as set forth in UTI's Disclosure Schedule, none of the federal or other income tax returns of any of UTI, UII, UTG or FCC or any Insurance Company Subsidiary has been audited by the Internal Revenue Service or other government agency. A true, complete and accurate copy of each audit report and other notices and letters issued by the Internal Revenue Service in connection with the audit of any federal income tax return of any of UTI, UII, UTG or FCC or of the Insurance Company Subsidiaries relating to any year or period not barred by the applicable statute of limitations has been or will be made available to Buyer prior to the closing. With respect to the period of time through the date hereof for which tax returns have not yet been filed, or for which taxes are not yet due or owing, each of UTI, UII, UTG and FCC and their Insurance Company Subsidiaries have set up reserves which are adequate to cover all taxes which may become owing by reason of income earned or activities engaged in prior to the date hereof. Except as described in UTI's Disclosure Schedule, there is not now, to the knowledge of UTI, any proposed assessment of additional taxes against any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries. There are no tax liens (other than any lien for current taxes not yet due and payable which have been fully reserved for) on any of the assets or properties of UTI, UII, FCC or any of the Insurance Company Subsidiaries. All deposits required

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by  law  to  be  made  with  respect  to  employees' withholding  and other employment taxes have been made.

          (n)  TITLE  TO  PROPERTIES.   Except   as   set  forth  in  UTI's
Disclosure Schedule, each of UTI, UII, UTG and FCC and their Insurance Company Subsidiaries has good and marketable title to all of its properties and assets used or provided for use in its business, including those reflected on the consolidated balance sheets of each of UTI, UII or FCC and subsidiaries at September 30, 1997, and on the statutory balance sheets of UGL, USA, APP and ALI at December 31, 1997, (except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all mortgages, pledges, liens, conditional sale agreements, encumbrances or other charges and title objections, except for liens securing specific liabilities set forth on such balance sheets (with respect to which no default exists) and except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, which do not adversely affect the marketability of a property or properties or materially impair the operations of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries and have arisen only in the ordinary course of business. No third party has any right, title or interest in any name or trademark used by UTI, UII, UTG, FCC or any of their Insurance Company Subsidiaries, and none of UTI, UII, UTG, FCC or any of their Insurance Company Subsidiaries has infringed, or is alleged to be infringing, any trademark, service mark, copyright, trade name or corporate name of any third party in connection with its business.

          (o) LITIGATION. Except as set forth in UTI's Disclosure Schedule, (A) there is no action, suit or proceeding pending or, to the knowledge of UTI after due inquiry, threatened against any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries, before any court, at law or in equity, arbitration tribunal or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which individually or in the aggregate could have a material adverse effect on the financial condition of any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries, and (B) none of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries is in default in any material respect under any order, decree, judgment, award, determination, ruling or regulation of any court, arbitration tribunal, governmental department, commission, board, bureau, agency or other instrumentality.

          (p) EMPLOYEE BENEFIT PLANS. Except as described in UTI's Disclosure Schedule, none of UTI, UII, UTG or FCC or any of their Insurance Company subsidiaries as of the time of closing will have an employee stock option, stock bonus, pension, profit-sharing, retirement or similar employee benefit plan. Each of UTI, UII, UTG and FCC and each of their Insurance Company Subsidiaries has been and, at the closing, will be in compliance in all material respects with the applicable provisions of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither UTI, UII, UTG or FCC nor any of their Insurance Company Subsidiaries, has any liability, actual or contingent, with respect to any plan that is (i) a defined benefits plan subject to Title IV of ERISA, (ii) a multi-employer pension plan as that term is defined in Section 4001(a)(3) of ERISA, (iii) a plan providing health or medical benefits to retired employees, or (iv) a welfare benefit fund under Section 419 of the Internal Revenue Code.

          (q) CONTRACTS. Except for contracts or agreements described in UTI's Disclosure Schedule, and except as otherwise set forth herein, there is no material contract (except agents' agreements entered into in the ordinary course of business and insurance policies) (i) imposing a direct or contingent liability on UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries in excess of $200,000, including, but not by way of limitation, any lease or rental agreement covering real or personal property, any consulting or other service agreement, any purchase agreement, any promissory note or other instrument or security evidencing any indebtedness, any mortgage or deed of trust covering real or personal property, any security agreement or financing statement covering personal property, or any employment, deferred compensation or agency contract or other contract or agreement with any employee or (ii) which is otherwise material to the business of UTI, UII, UTG, FCC or any of their Insurance Company Subsidiaries.

          Except as set forth herein or in UTI's Disclosure Schedule, no party is in default under any such contract, and no third party is required to give its consent to the transactions contemplated by this Agreement.

          (r) INSURANCE POLICIES. All insurance policies or contracts issued by UGL, USA, APP and ALI are valid policies or contracts, the form of which has been approved, where required, by the applicable state insurance departments.

          (s) RESERVES. Except as set forth in UTI's Disclosure Schedule the reserves for policy liabilities of each of UGL, USA, APP and ALI as set forth on its December 31, 1997 statutory balance sheet, have been computed in accordance with generally accepted actuarial methods and principles consistently applied and, in all cases, have been properly computed, were based on actuarial assumptions that were in all material respects in accordance with or more conservative than those called for in the related policy or contract, and are adequate under the applicable requirements of the law of the state of its domicile and the law of the states in which it is licensed to do business to enable UGL, USA, APP or ALI to conduct its insurance business in those states.

          (t) INSURANCE. UTI's Disclosure Schedule contains a description of all property and casualty, liability, group health, group disability, group life and other insurance policies owned by UTI, UII, UTG or FCC or their Insurance Company Subsidiaries.

          (u) REAL ESTATE. Except as set forth in UTI's Disclosure Schedule, UTI has not received any notice or has any knowledge that any federal, state or local agency or private party has alleged any violation of any environmental, building, zoning, health or safety statue or regulation by any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries, in connection with real estate owned or leased by UTI, UII, UTG, FCC or any of their Insurance Company Subsidiaries. Except as set forth in UTI's Disclosure Schedule, neither the whole nor any portion of the property or leaseholds owned or held by UII,UTI, UTG or FCC or any of their Insurance Company Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or third party with or without payment of compensation therefor, and there are no assessments with respect to any such property which remains unpaid.

          (v) BOOKS AND RECORDS. The minute books of each of UTI, UII, UTG, FCC and each of their Insurance Company Subsidiaries contain the records of all of the official actions of its board of directors and its shareholders and there are no material omissions therefrom or misstatements therein. The minutes of the meetings of the board of directors fully and correctly describe all official actions taken by the executive committee and other committees of the board of directors except to the extent fully and correctly set forth in minutes of such committees. The books, records and accounts of UTI, UII, FCC and the Insurance Company Subsidiaries accurately and fairly reflect in reasonable detail the transactions and the assets and liabilities of such Companies. None of these Companies has engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

          (w) BROKERS. Except as disclosed in UTI's Disclosure Schedule, neither UTI, any UTI Subsidiary nor any of their respective officers, directors, employees, or affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          (x) SEC FILINGS. UTI and each UTI Subsidiary have filed and made available to Buyer all forms, reports, and documents required to be filed by UTI or any UTI Subsidiary with the Securities and Exchange Commission since December 31, 1993 (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. Except for reports and statements required to be filed by UII and FCC pursuant to the Securities Exchange Act of 1934, none of the UTI Subsidiaries is required to file any forms, reports, or other documents with the Securities and Exchange Commission.

          (y) TRANSACTIONS WITH AFFILIATES. Except as set forth in UTI's Disclosure Schedule, no director or executive officer of UTI or any UTI Subsidiary or shareholder beneficially owning 5% or more of the outstanding shares of capital stock of UTI or any UTI Subsidiary, or any member of the immediate family or any affiliate of any such director, officer or shareholder, owns or controls any party which has any material contract, agreement, understanding, business arrangement or relationship to either UTI or any UTI Subsidiary. All transactions between each Insurance Company Subsidiary and each affiliate have been in compliance with all applicable legal and regulatory requirements.

          (z)  FULL  DISCLOSURE.   No representation or warranty by UTI  in
this Agreement or any certificate, schedule, statement, document or instrument furnished to Buyer pursuant to this Agreement, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

          (aa) FUTURE EARNINGS OF UTI. The earnings of UTI combined with those of its subsidiaries and affiliates will total at least $30,000,000 for the five year period beginning January 1, 1998. Such earnings will be computed in a manner consistent with UTI's 1997 Annual Plan which has been delivered to Buyer except that items of a nature similar to those which were charged directly to capital and surplus on line 46 of the 1997 Summary of Operations in the statutory annual statements of the Insurance Company Subsidiaries will be charged to income for purposes of this calculation. Such earnings will (i) not include the effects of the cash and other assets obtained by UTI from Buyer in connection with this Agreement; (ii) include the effects of capital gains and losses on all of the investment real estate and real estate acquired in satisfaction of debt owned by UTI, UII, UTG, FCC or their insurance subsidiaries at December 31, 1997 as such real estate was carried on the December 31, 1997 statutory balance sheets; and
(iii) include an adjustment at December 31, 2002 equal to the difference between the then market value and the then statutory carrying value of any investment real estate and real estate acquired in satisfaction of debt owned by UTI, UII, UTG, FCC or their insurance subsidiaries at December 31, 1997 and still owned at December 31, 2002.

          The market value of the assets as of December 31, 2002 will be determined by the parties. If the parties can not agree on a value, the matter shall be submitted to arbitration in accordance with section 19(f), hereof.

          (bb) VOTING OF SHARES. No provision of the articles of incorporation or bylaws of UTI and, to the best knowledge of UTI, no provision of Illinois law limits the ability of Buyer to elect a majority of the Board of Directors of UTI if Buyer owns or validly holds the right to vote in an election of the Board of Directors a majority of the outstanding shares at such election.

          (cc) PARTICIPATING POLICIES. No policyholder has any contractual rights to earnings of any Insurance Company Subsidiary, other than claims relating to the divisible surplus pertaining to the particular policy form owned by such policyholder.

     3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to UTI that:

          (a) VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Buyer, and is the valid and legally binding obligation of Buyer, enforceable by UTI in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and except to the extent that enforcement may be limited by the application of general equitable principles.

          (b) CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

          (c) INSURANCE DEPARTMENT APPROVALS. Buyer is not aware of any facts or circumstances relating to Buyer that might cause any insurance department whose approval may be required to consummate the transactions contemplated by this Agreement to refuse to grant its approval of such transactions.

          (d) INVESTMENT INTENT. The shares of UTI Common Stock to be acquired by Buyer or its assignees from UTI pursuant to this Agreement will not be acquired with a view to the distribution thereof, and such shares will not be resold or otherwise disposed except in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any applicable state securities laws. Buyer acknowledges and further agrees that the certificate(s) to be issued to it or its assignees evidencing shares of UTI Common Stock acquired from UTI pursuant to this Agreement will bear a legend as follows:

          "These securities have not been registered under the Securities Act of 1933 or applicable state securities laws, and have been acquired for investment, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of
          (a) an effective Registration Statement under the Securities Act of 1933, as amended; (b) a right to sell such securities without said Registration Statement by reason of an exemption afforded by the Securities Act of 1933 or the Rules and Regulations promulgated thereunder or any amendment thereof or successor thereto; or (c) an opinion of a recognized qualified securities counsel that such disposition is otherwise permissible under applicable law."

          (e) BROKERS. Except as disclosed in Exhibit 3(e) attached hereto, neither Buyer nor any of its officers, directors, employees or affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          (f) FULL DISCLOSURE. No representation or warranty by Buyer in this Agreement or any certificate, schedule, statement, document or instrument furnished to UTI pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     4. ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. From and after the date hereof and until the closing Date or termination of this Agreement pursuant to the terms hereof, for the purpose of confirming the representations and warranties of UTI, herein made, UTI will give and cause each of UTI, UII, UTG and FCC and the Insurance Company Subsidiaries to give, Buyer and its counsel, accountants and other representatives, on a confidential basis, full access, during normal business hours, to all of their respective properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) and will furnish Buyer and its representatives during such period with all such information and data concerning the affairs of such companies as Buyer or its representatives reasonably may request. From and after the date hereof and until the closing Date or termination of this Agreement pursuant to the terms hereof, Buyer will afford UTI and its counsel reasonable access to such information as UTI may reasonably request for the purpose of confirming the representations and warranties of Buyer hereunder. Except to the extent that such disclosure, in the opinion of counsel to Buyer, or counsel to UTI, as the case may be, may be required by law, any confidential information obtained under this Agreement shall not be disclosed to persons other than the parties to this Agreement and their representatives in connection with the transactions contemplated hereby. If the transactions contemplated by this Agreement for any reason are not consummated, except for documents filed with the Securities and Exchange Commission, state insurance departments, the Federal Trade Commission, the Justice Department or otherwise already available to the public, all written information and statements supplied by UTI, UII, UTG, FCC or any of their Insurance Company Subsidiaries to Buyer, or by Buyer to UTI and any copies thereof in Buyer's, or UTI's possession promptly shall be returned to UTI or Buyer, as the case may be, and any such confidential information obtained by Buyer or UTI pursuant to this Section 4 shall remain confidential.

     5. ACTIONS BY UTI, UII, UTG AND FCC AND SUBSIDIARIES PENDING CLOSING. Between the date hereof and the closing date, UTI, UII, UTG, FCC and their Insurance Company Subsidiaries will comply with the provisions of this Section, except to the extent that Buyer may otherwise consent in writing, which consent will not reasonably be withheld.

          (a) COMPLIANCE. UTI will, and will cause each UTI Subsidiary to, comply with all laws, regulations and regulatory requirements applicable to it and not take any action, or omit to take any action, which will result in any representation or warranty made by UTI in this Agreement not to be accurate and complete in all material respects as of the closing date. UTI will promptly notify Buyer if UTI or any UTI Subsidiary discovers that any of the representations or warranties of Buyer contained herein was not true and correct as of the date hereof, or by any reason of changed circumstances or otherwise, is no longer true and correct. Between the date hereof and the final purchase of shares of UTI Common Stock contemplated by this Agreement, UTI will keep Buyer fully advised as to any material changes in the assets, business, condition, operations or prospects of UTI or any UTI Subsidiary and any other changes in UTI's warranties and representations herein contained.

          (b) NO CHANGE IN BUSINESS; EMPLOYEES. Except as set forth in UTI's Disclosure Schedule, UTI will cause each of UTI and each UTI Subsidiary to continue to operate its business in all material respects as such business is currently being operated and will not permit any such company to take any action or omit to take any action other than in the ordinary course of its business as such business is currently being operated.

          (c) EMPLOYEE BENEFITS . Except as set forth in UTI's Disclosure Schedule, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to grant any salary increase to any officer or other employee or enter into, or amend or alter materially any bonus, savings, retirement, pension, profit-sharing, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement or any employment, agency (except routine agents' contracts entered into in the or&nary course of business), brokerage or consulting agreement, except that nothing herein shall prohibit UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries from conducting its normalannual salary and bonus review of non-officer employees and granting normal annual salary increases and bonuses to non-officer employees.

          (d) INDEBTEDNESS. Except as set forth in UTI's Disclosure Schedule, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Subsidiaries to create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness, except in the ordinary course of business.

          (e)  RECORDS.   UTI  will cause each of UTI, UII, UTG and FCC and
each of their Insurance Company Subsidiaries to maintain its books, accounts and records in the usual, regular and ordinary manner.

          (f) CERTIFICATE OF INCORPORATION: BYLAWS. Except as described in UTI's Disclosure Schedule, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to amend its certificate of incorporation or its bylaws, or take any action with respect to any such prohibited amendment, and UTI will cause each of UTI, UII, UTG, and FCC and each of their Insurance Company Subsidiaries to maintain its corporate existence and powers.

          (g) DISPOSAL OF PROPERTY. Except as set forth in UTI's Disclosure Schedule, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to dispose of or encumber any of its properties or assets, except in the ordinary course of business

          (h) ACQUISITIONS. Except as set forth in UTI's Disclosure Schedule, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to merge or consolidate with any other corporation or, except for portfolio investments, acquire or agree to acquire any stock or assets of any other person, firm, association, corporation or other business organization

          (i) AUTHORIZATION OR ISSUANCE OF SHARES. Except for the issuance of common stock upon the exercise of outstanding stock options or the conversion of outstanding convertible debt or as otherwise provided herein, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to authorize or issue any shares of capital stock or debt or equity securities or enter into any contract relating to or granting any option, warrant or right calling for the authorization or issuance of any such shares or securities, or create or issue any securities convertible into any such shares or convertible into securities in turn so convertible, or issue any options, warrants or rights to purchase any such convertible securities.

          (j) COMMITMENTS. Except as required or permitted herein, UTI will not permit any of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries to enter into, assume or amend any material contract, agreement, obligation, lease, license or commitment, except in the ordinary course of business.

          (k) APPROVALS. UTI, in good faith, will cooperate with Buyer in seeking any required governmental approvals of the transactions contemplated by this Agreement, and will promptly file any and all documents and information required to be filed with the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          (l) NOTIFICATION. UTI will promptly notify Buyer if it discovers that any of the representations or warranties of UTI contained herein was not true and correct as of the date hereof, or by reason of changed circumstances or otherwise, is no longer true and correct.

          (m) TAX RESERVES. Until the closing date, UTI, UII, UTG and FCC and each of the Insurance Company Subsidiaries will, if appropriate, maintain reserves which UTI, after due inquiry, believes to be adequate to cover all taxes which may become owing by reason of income earned or activities engaged in through the closing date.

          (n) CONSUMMATE TRANSACTION. UTI shall use its best efforts to consummate all transactions contemplated by this Agreement as expeditiously as practicable in accordance with all applicable laws, rules and regulations and the terms hereof Further, UTI shall use its best efforts to assist Buyer in Buyer's efforts to file a full, accurate and complete Form A Acquisition Statement and procure regulatory approvals from the Directors or Commissioners of Insurance of the States of Illinois, Ohio, and West Virginia.

          (o)  LENDERS  APPROVAL.   UTI will use its best efforts to obtain
the consent of First of America Bank to the transactions contemplated by this Agreement.

     6.   BUYER'S COVENANTS.  Buyer covenants and agrees that it will:

          (a)  file as soon as practicable, but in all events within thirty
(30) days following the execution of this Agreement, a Form A Acquisition Statement with respect to the acquisition of control of ALI with the Director of Insurance of the State of Illinois; with respect to the acquisition of control of UGL and USA with the Director of Insurance of the State of Ohio; and with respect to the acquisition of control of APP with the Commissioner of Insurance of the State of West Virginia, and to diligently pursue such applications for, and use its best efforts to procure, such regulatory approvals;

          (b) file, as soon as practicable, but in all events within thirty (30) days following the execution of this Agreement, all information required to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976;

          (c) otherwise diligently use its best efforts to obtain the financing commitment referenced in Section 8(g) and to consummate all transactions contemplated by this Agreement as expeditiously as practicable in accordance with all applicable laws, rules and regulations and the terms hereof;

          (d) promptly notify UTI if Buyer discovers that any of the representations or warranties of Buyer contained herein was not true and correct as of the date hereof, or by any reason of changed circumstances or otherwise, is no longer true and correct;

          (e) between the date hereof and closing, will keep UTI fully advised as to any changes in its warranties and representations herein contained;

          (f) following the closing, take no action which would adversely affect any right, existing as of the closing date of any current or former director, officer, or employee, agent or attorney of UTI, UII, UTG or FCC or any of their Insurance Company Subsidiaries, to indemnity for claims and related expenses, including, but not limited to, expenses of investigation, reasonable attorney's fees and amounts paid in settlement, based upon or arising from such person's service as an officer, director, employee, agent or attorney of UTI, UII, UTG or FCC or any of the Insurance Company Subsidiaries (or any predecessor thereof) at any time prior to the closing date;

          (g) from and after the closing, not sell a majority of the shares of the UTI Common Stock acquired by it pursuant to this Agreement to any person who is not currently an affiliate of Buyer unless within a period of twelve months thereafter, the remaining shareholders of UTI are afforded the opportunity to sell their shares of common stock of UTI at the same price per share which the Buyer receives on the sale by it of UTI shares, provided this section shall not prohibit the sale or transfer of shares of UTI Common Stock to any entity formed and controlled by Buyer or the current shareholders of Buyer subsequent to the date hereof; and

          (h) from and after the closing, not allow anyone not currently an affiliate of Buyer to obtain control of Buyer, provided this section shall not prevent the transfer of ownership of Buyer to an entity formed and controlled by the current shareholders of Buyer subsequent to the date hereof.

     7. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Buyer to consummate the acquisition of the shares of UTI Common Stock and the obligation of UTI to consummate the sale of such shares and the obligations of each party to consummate the other transactions to be consummated by it hereunder on the closing date shall be subject to the satisfaction, prior to or concurrently with the closing on the closing date, of each of the conditions set forth in this Section. Each party shall use its best efforts to satisfy such conditions.

          (a) NO ACTION OR PROCEEDING. No action or proceeding instituted by any public authority or unaffiliated private person shall be pending on the closing date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein or to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof.

          (b) GOVERNMENTAL APPROVALS. The Director of Insurance of each of the States of Ohio and Illinois and the Insurance Commissioner of the State of West Virginia shall have approved the acquisition of control by Buyer of UGL, USA, APP and ALI, respectively, pursuant to the Insurance Holding company Systems Act of each such state on terms and conditions satisfactory to Buyer in its sole discretion. Any other required approvals of any regulatory authority and approvals of all other third parties whose approval is necessary shall have been obtained and all required waiting periods shall have expired and no proceeding shall be pending before the Federal Trade Commission or the Antitrust Division of the Department of Justice relating to the transactions contemplated hereby. Buyer shall have been furnished with appropriate evidence, satisfactory to it and its counsel, of the granting of such approvals.

          (c) LENDER APPROVAL. First of American Bank the holder of FCC's $6,900,000 bank debt, shall have approved the transactions contemplated hereby or, such debt shall have been refinanced on terms and conditions satisfactory to Buyer and UTI.

     8. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER. The Obligations of Buyer to consummate the purchase of the shares of UTI Common Stock and the other transactions to be consummated by Buyer hereunder on the closing date shall be subject to the satisfaction, or waiver as provided herein, prior to or concurrently with the closing on the closing date, of each of the conditions set forth in Section 7 hereof and of this
Section 8.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES OF UTI AND RELATED CERTIFICATES. Examination by Buyer and its representatives shall not have disclosed any material inaccuracy in the representations and warranties of UTI set forth herein or otherwise made by UTI in writing in connection with the transactions contemplated hereby; such representations and warranties shall (except where stated to be as of an earlier date) be true and correct on the closing date as though made on and as of such date, and Buyer shall have received from UTI on the closing date a certificate, dated the closing date, signed by Larry Ryherd, Chief Executive Officer of UTI, in such capacity, to such effect.

          (b) COMPLIANCE WITH CERTAIN COVENANTS, AGREEMENTS AND OBLIGATIONS AND RELATED CERTIFICATE. UTI shall have performed all covenants, agreements and obligations to be performed by it pursuant to this Agreement at or prior to the closing, and Buyer shall have received from UTI on the closing date a certificate dated the closing date, signed by Larry Ryherd, Chief Executive Officer of UTI, in such capacity, to such effect.

          (c) CORPORATE ACTION BY UTI. All corporate action necessary to authorize the execution, delivery and performance by UTI of this Agreement shall have been duly and validly taken by UTI and Buyer shall have been furnished with copies of all resolutions adopted by the board of directors of UTI in connection therewith, certified by the Secretary or Assistant Secretary of UTI.

          (d) NO ADVERSE CHANGE. Except as described in UTI's Disclosure Schedule, or as otherwise disclosed herein, there shall have been no material adverse change in the corporate status, business, operations, assets, properties or financial condition of UTI, UII, UTG or FCC or any of the Insurance Company Subsidiaries since September 30, 1997, and Buyer shall have received from UTI at the closing date a certificate, dated the closing date, signed by Larry Ryherd, Chief Executive Officer of UTI in such capacity, to such effect.

          (e) OPINION OF COUNSEL. If requested, Buyer shall have been furnished an opinion of counsel to UTI, in form and substance satisfactory to Buyer, concerning the due organization and existence of UTI and each UTI Subsidiary and the due authorization, valid issuance and fully paid and nonassessable status of the capital stock of UTI and the UTI Subsidiaries, including the shares of UTI Common Stock to be acquired by Buyer or its assignees pursuant to this Agreement. Buyer agrees that the maximum cost that UTI will be required to bear to obtain such an opinion is $7,500. All cost in excess of $7,500 for such opinion will be borne by Buyer.

          (f)  AGREEMENTS.   All  parties  to the Agreements identified  in
Exhibits 1(c), 1(d) and 1(e) shall have executed those Agreements.

          (g) FINANCING. Buyer shall have received a commitment, on terms and conditions reasonably satisfactory to Buyer, for financing in an amount sufficient to satisfy its obligations under this Sections 1(a), 1(b), 1(c), 1(d) and 1(e) of this Agreement and such commitment shall have been funded in accordance with its terms.

     9. ADDITIONAL CONDITIONS TO OBLIGATIONS OF UTI. The obligation of UTI to consummate the sale of the shares of UTI Common Stock and the other transactions to be consummated hereunder on the closing date shall be subject to the satisfaction, or waiver as provided herein, prior to or concurrently with the closing on the closing date, of each of the conditions set forth in Section 7 hereof and this Section 9.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES OF BUYER AND RELATED CERTIFICATE. Examination by UTI and its representatives shall not have disclosed any material inaccuracy in the representations and warranties of Buyer set forth in Section 3 hereof or otherwise made by Buyer in writing in connection with the transactions contemplated herein; such representations and warranties shall (except where stated to be as of an earlier date) be true and correct on the closing date as though made on and as of such date, and UTI shall have received from Buyer on the closing date a certificate, dated the closing date, signed by Buyer, to such effect.

          (b) COMPLIANCE WITH CERTAIN COVENANTS, AGREEMENTS AND OBLIGATIONS AND RELATED CERTIFICATE. Buyer shall have performed all covenants, agreements and obligations to be performed by it pursuant to this Agreement prior to the closing date, and UTI shall have received from Buyer on the closing date a certificate dated the closing date, signed by Buyer, to such effect.

          (c)  AGREEMENTS.   All  parties to the Agreements  identified  in
Exhibits 1(c), 1(d) and 1(e) shall have executed those Agreements.

     10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements of fact contained in any schedule, certificate or other instrument delivered by or on behalf of UTI or Buyer pursuant hereto, as well as the warranties and representations contained herein, shall be deemed representations and warranties by such party. Except for the representations and warranties set forth in Section 2(aa) hereof, which will survive for a period of five years, the representations and warranties made by the parties shall survive the closing for 36 months following the month in which the closing occurs except for claims for breach of representations and warranties growing out of income tax liabilities as to which the representations and warranties shall survive until the expiration of the applicable statute of limitations.

     11. MATERIALITY AND WAIVER OF WARRANTIES, REPRESENTATIONS AND COVENANTS. All covenants, agreements, representations and warranties made herein or pursuant hereto shall be deemed to be material and to have been relied upon by the party which is the beneficiary of such warranty, representation, covenant or agreement, notwithstanding any investigation heretofore or hereafter made by such party or upon its behalf prior to the closing date, provided, however, that no remedy, at law or in equity, shall be available with respect to any loss, liability or breach of agreement, covenant, warranty or representation if the party alleging such loss, liability or breach had actual knowledge of the existence, nature and magnitude thereof on the closing date and, despite such knowledge, proceeded with the closing. "Actual knowledge" shall be conclusively presumed if reference to such matter was contained in this agreement or in any exhibit hereto or document delivered pursuant hereto prior to the closing.

     12.  INDEMNIFICATION AND REIMBURSEMENT.

          (a) UTI'S INDEMNIFICATION. Subject to the limits on UTI's obligations to indemnify as set forth in Section 13 herein, UTI agrees to defend, indemnify and hold Buyer and its successors and permitted assigns, harmless of, from and against any loss, claim, damage, liability, penalty, or other cost or expense (including reasonable attorneys' fees and costs) incurred or sustained by Buyer and its assigns, as contemplated by this Agreement, resulting from (1) any misrepresentation by UTI or the breach of any representation or warranty made by UTI contained in this Agreement or in any schedule, certificate, exhibit or other document delivered by UTI in connection with this Agreement; or (2) failure by UTI to perform or otherwise fulfill any agreement, covenant or obligation hereunder; or (3) the presence, suspected presence, release or threatened release by UTI, UII, UTG, FCC or its Insurance Company Subsidiaries or their predecessors prior to the closing of any hazardous substances in or into the air, soil, surface, water, groundwater or soil vapor (at, on, about, under, within or beyond the property owned or leased by UTI, UII, UTG, FCC and its Insurance Company Subsidiaries) or by any other party prior to the closing on any property owned by UTI, UII, UTG, FCC or its Insurance Company Subsidiaries and any actions necessary to achieve compliance with any Federal, State or local environmental law.

          (b) BUYER'S INDEMNIFICATION. Subject to the limits on Buyer's obligations to indemnify as set forth in Section 13 herein, Buyer agrees to defend, indemnify and hold harmless UTI from and against any loss, claim, damage, liability, penalty, or other cost or expense (including reasonable attorneys' fees and costs) incurred or sustained by UTI resulting from (1) any misrepresentation by Buyer, or the breach of any representation or warranty of Buyer contained in this Agreement or in any schedule, certificate, exhibit or other document delivered by Buyer in connection with this Agreement; or (2) failure of Buyer to perform or otherwise fulfill any covenant, agreement or obligation hereunder.

          (c) CLAIM PROCEDURE. If UTI or Buyer (each an "Indemnified Party"), receives knowledge of any matter with respect to which the other party (the "Indemnitor") is liable under the indemnification provisions of this Agreement whether through receipt of notice of any third-party action, proceeding, claim, demand, or assessment, or through knowledge of facts giving rise to liability to indemnify, the Indemnified Party shall: (1) within ten days, give the Indemnitor written notice of the assertion of the claim; (2) furnish the Indemnitor relevant information and copies of all pertinent documents relating to the claim within a reasonable period of time after the Indemnified Party s receipt thereof or Indemnified Parties becoming aware of a claim. The failure of the Indemnified Party to give notice of the claim to the Indemnitor within the ten-day period described herein shall not affect the Indemnified Party s rights to indemnification hereunder, except if (and then only to the extent that) the Indemnitor incurs additional expenses or the Indemnitor's defense of such claim is actually prejudiced by reason of such failure to give timely notice. In all events, however, notice of claim for indemnity must be given within the 36 months or other applicable period for the survival of the warranties and representations upon receipt of such notice. The Indemnitor shall thereupon undertake and continuously conduct the defense of any claim with counsel of reputable standing, and the indemnified Party may participate in such defense by counsel of its own choosing at its own expense. If the Indemnitor is required to pay any amount to the Indemnified Party hereunder, such amount shall be paid promptly by the Indemnitor to the
Indemnified Party. If the Indemnitor does not timely undertake or continuously defend any such claim, the Indemnified Party shall have the right to defend or dispose of the claim in such manner as it deems advisable, and, for the purposes hereof, as if such defense or disposition had been undertaken or made by the Indemnitor.

          (d) OBLIGATION TO DEFEND. Subject to the limits on each Indemnitor's obligation to indemnify with respect to matters as set forth herein, each Indemnitor agrees, unless it timely assumes the defense of any claim hereunder, to pay the Indemnified Party s costs of defending any claim, including attorneys' and paralegals' fees, accountants' fees, witness fees, and court costs, promptly after receipt of the Indemnified Party's demand therefor, from time to time, during the pendency of any claim. If the Indemnitor timely undertakes the defense (at his or its sole cost and expense and under his or its direction) of any claim, then so long as the Indemnitor, in good faith, is continuously contesting or defending the claim: (1) the Indemnified Party shall not admit any liability with respect thereto, or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor; (2) the Indemnified Party shall cooperate with the Indemnitor in the contest or defense thereof; (3) the Indemnified Party shall accept any settlement thereof if, but only if, indemnification in accordance with the terms hereof with respect thereto shall be effected; and (4) the Indemnitor shall provide the Indemnified party with all information regarding the contest or defense of the claim and shall allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the claim. Neither the Indemnitor nor the Indemnified Party shall admit any liability with respect to any claim or settle, compromise, pay or discharge any claim without the prior written consent of the other party if such settlement, compromise, payment, or discharge could expose such other party to the payment of funds which are not subject to a claim of reimbursement or indemnification from the settling, compromising or paying party. The Indemnified Party shall use reasonable efforts to preserve the status quo, not incur any penalties, and not prejudice the Indemnitor's defense of any claim prior to the Indemnitor undertaking the defense of such claim. It is understood that Indemnitor's obligation to defend and to pay defense costs is subject to the same limits as are applicable to the Indemnifiable Matters.

     13.  POST CLOSING ADJUSTMENTS AND PAYMENTS.

          (a) FORM OF REIMBURSEMENT. Subject to the exception set forth in this subsection (a), all payments due either party under Section 12 shall be satisfied by the return of or the issuance of UTI common stock, as the case may be, in such amounts as determined according to the principles and procedures set forth in this section. All payments due and owing from UTI to Buyer or from Buyer to UTI, as the case may be, in reimbursement for judgments or settlements that must be satisfied by cash shall be made in the form of a cash payment from UTI to Buyer or Buyer to UTI, as the case may be.

          (b) DATE OF ADJUSTMENT. A final accounting shall be made on April 30, 2003 to determine all sums due either party under this Section 13.

          (c) FUTURE EARNINGS OF UTI. Any shortfall in the $30,000,000 total earnings as represented by UTI in Section 2(aa) will first be reduced by the actual average tax rate for UTI for the period; then will be further reduced by one-half of the percentage, if any, representing UTG's ownership percentage of the

Insurance Company Subsidiaries; and then carried forward to the calculation in Section 13(e) below. Any overage will be ignored.

          (d) TAX EFFECT. Any amount of reimbursement due and payable pursuant to this Section 13 shall first be reduced by the tax savings thereon to the extent the tax savings have not already been taken into account. The amount of such reimbursement will be further reduced, if applicable, by one-half of the percentage, if any, represented by UTG's then ownership of the outstanding voting shares of Insurance Company Subsidiaries.

          (e) CALCULATION OF POST CLOSING ADJUSTMENTS. Except for cash payments made pursuant to Section 12(a), amounts owing to Buyer from UTI will be netted against any amounts owed by Buyer to UTI. The net amount will then be reduced by $250,000. The remaining amount will be paid by UTI to Buyer or by Buyer to UTI, as applicable, in the form of UTI common stock valued at $15 per share. In no instance shall the number of shares transferred exceed 500,000 shares. The price and number of shares shall be adjusted for any applicable stock splits, stock dividends, spin offs or other recapitalizations.

     14.  POST CLOSING COVENANTS.

          (a)  UTI covenants to Buyer as follows:

               (i) BOARD OF DIRECTORS. UTI will cause three persons designated by Buyer to be appointed to the Board of Directors of UTI effective as of the closing date. For each of the three annual elections of the UTI Board of Directors following the closing, UTI will cause three persons designated by Buyer to be included in the management slate of directors recommended to the UTI shareholders for election to Board membership. UTI will not and will cause the UTI Board of Directors not to take any action that would increase the size of the Board of Directors for such three year period.

               (ii) NO  ADDITIONAL  SHARES.   For  a period of three  years
                    following the closing, UTI will not and will not permit any UTI affiliate to issue additional shares of capital stock or to issue or agree to issue any option, warrant or other instrument convertible into shares of capital stock without prior written consent of Buyer.

              (iii) UII NOTE AGREEMENT.  UTI will cause  UII  to  call,  as
                    soon   as  practicable,  all  of  the  UII  outstanding
                    convertible debt according to its terms.

              (iv) REPURCHASE OF SHARES. UTI agrees to purchase for a cash price of $15 per share, the 28,000 shares of UTI Common Stock owned by Universal Guaranty on or before December 31, 1998.

          (b)  Buyer covenants to UTI as follows:

               (i) Buyer agrees to convert the UTI convertible notes purchased by it pursuant to Section 1(d) hereof to shares of the common stock of UTI as set forth in such notes on or before July 31, 2000.

          (c) Buyer and UTI covenant that they will proceed with the merger of UTI and UII according to the terms and conditions discussed in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on January 15, 1998.

     15. CLOSING. The Closing of this Agreement and the transactions provided for herein shall take place at a date, time and place to be agreed on by the parties not later than ten business days following the satisfaction or waiver of all conditions precedent to the closing as set forth herein.

     16.  TERMINATION.  This Agreement may be terminated:

          (a)  by UTI prior to the closing upon notice to Buyer:

                (i) if,   on or prior to May 31,  1998,  Buyer  has  failed
                    to  receive  the  financing  commitment  referenced  in
                    Section 8(g) and has not waived in writing that condition to its obligations under this Agreement;

               (ii) at  any  time after July 31, 1998 if all conditions  of its obligation to close have not been met by that date, except for a delay in obtaining regulatory approvals which is not in the control of Buyer or UTI, in which case any party may request an extension until the date regulatory approval is reasonably expected to be obtained and the other parties hereto shall not unreasonably withhold their consent to any such extension;

              (iii) at any time if any representation  or warranty of Buyer contained in this Agreement or any certificate or other instrument delivered or furnished to UTI pursuant hereto shall be untrue in any material respect when made or if Buyer breaches any covenant or agreement contained herein and such breaches are not cured within 5 days notice of such breach from UTI to Buyer; or

               (iv) if,  prior to the closing, UTI is offered a transaction by another party that UTI believes is a more favorable transaction for its shareholders and the board of directors of UTI in the exercise of its fiduciary duty, decides to proceed with such other transaction, upon reimbursing Buyer for its expenses in connection with this Agreement and the transactions contemplated hereby and paying Buyer a break-up fee of $2,000,000.

          (b)  by Buyer prior to the closing upon notice to UTI:

               (i) at any time after July 31, 1998 if all conditions of its obligation to close have not been met by that date; or

               (ii) at any  time  if  any representation or warranty of UTI contained in this Agreement or any certificate or other instrument delivered or furnished to Buyer pursuant hereto shall be untrue in any material respect when made or if UTI breaches any covenant or agreement contained herein and such breaches are not cured within 5 days notice of such breach from Buyer to UTI.

          (c)  at any time by mutual agreement of Buyer and UTI.

Termination of this Agreement shall not release either party of its obligations pursuant to Section 4 which continue in force and effect.


     17.  EXPENSES.   Except  as set forth in Section 16(a)(iii) each party
hereto shall pay his, her or its own expenses in connection with this Agreement and the transactions contemplated hereby.

     18. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered to any individual party or to any corporate officer of any corporate party receiving the notice, or sent by private mail courier, facsimile transmission or mailed, registered or certified or first class, postage prepaid, to the party being notified, in each case at its or their address set forth below (or at such other address for such party as shall have been specified by it or them by like notice to the other party prior thereto):

          If to UTI, to:      United Trust, Inc.
                              5250 South Sixth Street
                              Springfield, IL 62703
                              Attention: Larry E. Ryherd

          If to Buyer, to:    First Southern Funding, Inc.
                              99 Lancaster Street
                              Stanford, Kentucky 40484
                              Attention: Randall L. Attkisson

     19.  MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the matters contained in this Agreement, and this Agreement, including the exhibits hereto and schedules delivered pursuant hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

          (b) WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by an authorized officer of UTI or by Buyer, as the case may be. A waiver on one occasion shall not be deemed a waiver of the same or any other breach on a future occasion.

          (c) AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by an authorized officer of UTI or by Buyer.

          (d) COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (e)  GOVERNING  LAW.   This  Agreement  shall  be interpreted and
construed in accordance with the laws of the Commonwealth of Kentucky.

          (f) ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and the procedures set out in this Section. Any award issued as a result of any arbitration shall be final and binding between the parties and judgment upon the award rendered by the arbitrator(s) may be entered in and enforceable by any court having jurisdiction over the party against whom the award is to be enforced.

               (i)  The   arbitration   panel   shall   consist   of  three
                    arbitrators.     Within    fifteen   days   after   the
                    commencement of arbitration, the Buyer and

                    Larry Ryherd or his representative each shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten days of their appointment, from a list of arbitrators provided by the American Arbitration Association, . If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be selected by the American Arbitration Association. Any replacement arbitrator shall be selected by the party that initially appointed the arbitrator. Prior to the commencement of hearings, the neutral arbitrator appointed shall take an oath of impartiality.

               (ii) The fee of the arbitrator(s) shall be paid by the party found liable in the proceeding. Any cash amounts specified in any arbitration award shall bear interest from the date of the award at the rate of ten percent (10%) per annum until paid in full.


          (g) BINDING EFFECT; ASSIGNMENT. UTI shall not assign this Agreement or any of its obligations hereunder without the prior written consent of Buyer. Buyer may assign its obligation hereunder to any person or entity who controls, is controlled by or is under common control with Buyer. Subject to the limitations set forth in this subsection (f), this Agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns of Buyer and UTI.

          IN  WITNESS  WHEREOF,  the  parties  hereto  have   caused   this
Acquisition Agreement to be executed on the date first above written.

                              FIRST SOUTHERN FUNDING, INC.
Attest:


RANDALL L. ATTKINSSON         By: /S/ JESSE T. CORRELL

                              Its: PRESIDENT

                              UNITED TRUST, INC.
Attest:


/S/ GEORGE E. FRANCIS         By: /S/ JAMES E. MELVILLE

                              Its:  PRESIDENT

                           Exhibit 1(c)

                     STOCK PURCHASE AGREEMENT



     Stock  Purchase  Agreement  (the  "Agreement"  made  this 30th day  of

April, 1998,  by  and  between First Southern Funding, Inc.  ("Buyer"), and

Larry E. Ryherd ("Seller").


                            WITNESSETH:

     WHEREAS, Seller  directly  or beneficially owns at least 66,667 shares of the issued and outstanding common  stock  no par value, of United Trust,

Inc., an Illinois corporation ("UTI");

     WHEREAS, Seller wishes to sell to Buyer and  Buyer  wishes to purchase from Seller 66,667 of such shares ("the Shares") upon the terms and subject to the conditions hereinafter set forth;

     NOW,  THEREFORE,  in  consideration  of  the  premises, covenants  and

agreements   set  forth  below,  the  sufficiency  of  which   are   hereby

acknowledged,  the  parties hereto, intending to be legally bound, agree as follows:

     1.   PURCHASE  OF   STOCK.    Subject  to  the  terms  and  conditions

hereinafter set forth, Seller agrees  to sell to Buyer, and Buyer agrees to purchase  from Seller the Shares, free and  clear  of  all  liens,  claims,

charges, assessments or encumbrances.

     2.   PURCHASE  PRICE  AND  PAYMENT.  The purchase price for the Shares shall be $1,000,000 (the "Purchase  Price").  The  Purchase  Price shall be paid  at the closing in cash by certified bank check.

     3.   REPRESENTATIONS  AND WARRANTIES OF SELLER.  Seller  warrants  and represents to Buyer that:

          a)   OWNERSHIP  OF  SHARES.  Seller beneficially owns the Shares,

     free and clear of any liens, claims, charges or assessments.

     4.   REPRESENTATIONS AND WARRANTIES  OF  BUYER.   Buyer represents and

warrants to Seller that:

          a)   all  negotiations  relative  to  this  Agreement   and   the

     transactions  contemplated  hereby  have  been  carried  out by Seller directly  with Buyer, without the intervention of any person  in  such manner as to give rise to any valid claim by any person against either of the parties  hereto  for  a  finder's  fee, brokerage commission or similar payment; and

          b)   The  shares  to  be  acquired  by  Buyer  pursuant  to  this

     Agreement  will  not  be  acquired  with  a view to  the  distribution thereof, and such Shares will not be resold  or  otherwise disposed of except  in  accordance  with the provisions of the Securities  Act  of

     1933, as amended, and the rules and regulations promulgated thereunder

     and any applicable state  securities  laws.   Buyer  acknowledges  and

     further  agrees  that the certificate(s) to be issued to it evidencing the Shares acquired to this Agreement will bear a legend as follows:

          "These securities represented by this certificate have been acquired from an affiliate of the corporation without registration under the Securities Act of 1933 or applicable state securities laws, and have been acquired for investment, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (a) an effective Registration Statement under the Securities Act of 1933, as amended; (b) a right to sell such securities without said Registration Statement by reason of an exemption afforded by the Securities Act of 1933 or the Rules and Regulations promulgated thereunder or any amendment thereof or successor thereto; or (c) an opinion of a recognized qualified securities counsel that such disposition is otherwise permissible under applicable law."

     5.   CONDITIONS PRECEDENT  TO  BUYER'S  OBLIGATIONS.   Each  and every

obligation  of  Buyer to be performed on the "closing date" (as hereinafter defined) shall be  subject  to  the  satisfaction,  or  waiver  as provided herein, on or prior thereto of the following conditions:

          a)   ACCURACY   OF   SELLER'S   REPRESENTATIONS  AND  WARRANTIES.

     Representations and warranties made by  Seller in this Agreement shall be true and correct in all material respects  on and as of the closing date.

          b)   DELIVERY  OF SHARES.  Seller shall deliver  on  the  closing date all of the Shares,  free  and clear of any liens, claims, charges or assessments.

          c)   CLOSING  OF  TRANSACTION   BETWEEN   BUYER   AND  UTI.   The

     Acquisition  Agreement  between First Southern Funding, Inc.  and  UTI signed of even date herewith ("the UTI Agreement") shall have closed.

     6.   CONDITIONS PRECEDENT  TO  SELLER'S  OBLIGATIONS.   Each and every

obligation of Seller to be performed on the closing date shall  be  subject to  the satisfaction, or waiver as provided herein, on or prior thereto  of the following conditions:

          a)   ACCURACY   OF   BUYER'S   REPRESENTATIVES   AND  WARRANTIES.

     Representations  and warranties made by Buyer in this Agreement  shall be tue and correct  in  all material respects on and as of the closing date.

          b)   CLOSING OF THE  UTI AGREEMENT.  The UTI Agreement shall have closed.

     7.   CLOSING.  The closing  of  this  Agreement  and  the transactions provided  for  herein  shall  take place on the same day and place  as  the closing of the UTI Agreement.

     8.   EXPENSES.  Each party hereto shall pay his or its own expenses in connection with this Agreement and the transactions contemplated hereby.

     9.   TERMINATION.  This agreement  will automatically terminate if the

UTI Agreement terminates.

     10.  MISCELLANEOUS.

          a)   ENTIRE  AGREEMENT.   This  Agreement  supersedes  all  prior

     discussions and agreements between the  parties  with  respect  to the purchase  of  the  Shares  and  the  other  matters  contained in this

     Agreement,  and this Agreement, contains the entire agreement  between the parties hereto  with  respect  to  the  transactions  contemplated hereby.

          b)   WAIVER.   Any  term  or condition of this Agreement  may  be

     waived at any time by the party  which  is  entitled  to  the  benefit thereof;  such  waiver  shall  be  in writing.  Waiver on one occasion shall not be deemed to be a waiver of  the same or any other breach on a future occasion.

          c)   AMENDMENT.  This Agreement may  be  modified or amended only by a writing duly executed.

          d)   COUNTERPARTS.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one  and  the  same instrument.

          e)   GOVERNING LAW.   This  Agreement  shall  be  interpreted and

     construed in accordance with the laws of Kentucky.

          f)   ASSIGNMENT.    Seller   may   not   assign  any  obligations

     hereunder.  Buyer may assign its obligations hereunder  to  any person or  entity  who  controls, is controlled by or is under common control with Buyer.

          g)   BINDING  EFFECT.   This  Agreement shall be binding upon and

     inure to the benefit of the parties  and the successors and assigns of

     Buyer and the heirs, legal representatives, successors, and assigns of

     Seller.

          h)   HEADING  AND CAPTIONS.  The headings  and  captions  of  the various sections and subsections of this Agreement are for convenience or reference only and  shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.


                              BUYER:

                              FIRST SOUTHERN FUNDING, INC.


                              By: /S/ JESSE T. CORRELL

                              Its:  PRESIDENT


                              /S/ LARRY RYHERD
                              Larry E. Ryherd

                           EXHIBIT 1(D)

                CONVERTIBLE NOTE PURCHASE AGREEMENT

          Convertible  Note  Purchase Agreement (the "Agreement") made this

30th day of April,  1998,  by and between First Southern  Funding ("Buyer")

and James E. Melville, George E. Francis, Brad M. Wilson, Joseph H. Metzger,

Theodore C. Miller, Michael K.  Borden and Patricia G. Fowler  ("Sellers").

                            WITNESSETH:

          WHEREAS, Sellers directly and beneficially own $2,560,000 of face amount of convertible notes (the "Notes") of United Trust, Inc.;

          WHEREAS,  Sellers  wish  to  sell  to Buyer and Buyer  wishes  to purchase  from  Sellers  the  Notes  upon  the terms  and  subject  to  the conditions hereinafter set forth;

          NOW THEREFORE, in consideration of  the  premises,  covenants and agreements  set  forth  hereinbelow,  the  sufficiency of which are  hereby acknowledged, the parties hereto, intending  to  be legally bound, agree as follows:

          1.   PURCHASE  AND  SALE  OF NOTES.  Subject  to  the  terms  and conditions hereinafter set forth, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers the Notes,  free  and  clear  of all liens,

claims, charges, assessments, encumbrances or restrictions.

          2.   PURCHASE  PRICE  AND  PAYMENT.  The purchase price  for  the

Notes shall be $3,072,000 and shall be  payable  to  Sellers in cash at the closing  by  delivering to Sellers certified bank checks  made  payable  as follows:

     PAYEE             FACE AMOUNTS OF NOTES      PURCHASE PRICE

     James E. Melville        $1,250,000               $1,500,000
     George E. Francis           350,000                  420,000
     Brad M. Wilson              350,000                  420,000
     Joseph H. Metzger           250,000                  300,000
     Theodore C. Miller          160,000                  192,000
     Michael K. Borden           150,000                  180,000
     Patricia G. Fowler           50,000                   60,000
                              $2,560,000               $3,072,000

          In addition,  to the purchase price shown above Buyer will pay to each  Seller  an  amount equal  to  the  accrued  unpaid  interest  on  the applicable Note calculated as of the Closing Date.

          3.   REPRESENTATIONS  AND WARRANTIES OF SELLERS.  Sellers warrant and represent to Buyer that:

               [a]  OWNERSHIP  OF  NOTES.   Sellers  beneficially  own  the

                    Notes.

               [b]  BROKERS.  All  negotiations  relative to this Agreement and  the  transactions contemplated  hereby  have  been

                    carried out by Sellers directly with Buyer, without the

                    intervention  of  any  person in such manner as to give

                    rise to any valid claim by any person against either of

                    the  parties  hereto  for  a  finder's  fee,  brokerage

                    commission or similar payment.

          4.   REPRESENTATIONS AND WARRANTIES OF  BUYER.   Buyer represents

and warrants to Seller that all negotiations relative to this Agreement and the  transactions  contemplated  hereby  have  been carried out by  Sellers directly with Buyer, without the intervention of  any person in such manner as  to  give rise to any valid
claim  by any person against  either  of  the parties hereto for a finder's fee, brokerage commission or similar payment.

          5.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.  Each and every obligation  of  Buyer to be performed on the "Closing Date" (as hereinafter defined) shall be  subject  to  the  satisfaction,  or  waiver  as provided herein, on or prior thereto of the following conditions:

               [a]  ACCURACY  OF  SELLERS'  REPRESENTATIONS AND WARRANTIES.

                    Representations and warranties  made by Sellers in this

                    Agreement  shall be true and correct  in  all  material

                    respects on and as of the Closing Date.

               [b]  DELIVERY OF  THE  NOTES.   Sellers shall deliver on the

                    Closing Date all of the Notes,  free  and  clear of any

                    liens,  encumbrances,  claims, charges, assessments  or

                    restrictions.

               [c]  CLOSING OF TRANSACTION BETWEEN  BUYER  AND  UTI.   That

                    Certain  Agreement between Buyer and UTI signed of even

                    date herewith (the "UTI Agreement") shall have closed.

          6.   CONDITIONS PRECEDENT  TO  SELLERS'  OBLIGATIONS.   Each  and

every  obligation  of  Sellers to be performed on the Closing Date shall be subject to the satisfaction,  or  waiver  as  provided  herein, on or prior thereto of the following conditions:

               [a]  ACCURACY  OF  BUYER'S  REPRESENTATIONS AND  WARRANTIES.

                    Representations and warranties  made
                    by  Buyer in this Agreement  shall  be true and correct

                    in all material respects on and as of the Closing Date.

               [b]  CLOSING OF THE UTI AGREEMENT.   The UTI Agreement shall

                    have closed.

          7.   CLOSING.  The Closing of this Agreement and the transactions provided for herein shall take place at the hour of 10:00  a.m. local time,

on March 1, 1999, at the offices of UTI.

          8.   EXPENSES.   Each  party  hereto  shall  pay his or  its  own

expenses   in   connection   with   this  Agreement  and  the  transactions

contemplated hereby.

          9.   TERMINATION.  This Agreement will automatically terminate if the UTI Agreement terminates.

          10.  MISCELLANEOUS.

               [a]  ENTIRE AGREEMENT.   This Agreement supersedes all prior

                    discussions and agreements  between  the  parties  with

                    respect  to  the  purchase  of  the Notes and the other

                    matters contained in this Agreement, and this Agreement

                    contains  the  entire  agreement  between  the  parties

                    hereto  with  respect to the transactions  contemplated

                    hereby.

               [b]  WAIVER.  Any term or condition of this Agreement may be waived at any time  by  the  party which is entitled to

                    the benefit thereof, such waiver  shall  be in writing.

                    A waiver on one
                    occasion shall not be deemed  to  be  a waiver  of  the

                    same  or  any other breach on a future occasion.

               [c]  AMENDMENT.  This Agreement may  be  modified or amended only by a writing duly executed.

               [d]  COUNTERPARTS.    This   Agreement   may   be   executed

                    simultaneously in any number of counterparts,  each  of

                    which  shall  be  deemed  an original, but all of which

                    shall constitute one and the same instrument.

               [e]  GOVERNING LAW.  This Agreement shall be interpreted and construed in accordance with the laws of Illinois.

               [f]  ASSIGNMENT.  None of Sellers  may  assign  any of their

                    obligations    hereunder.    Buyer   may   assign   its

                    obligations hereunder  to  any  person  or  entity  who

                    controls,  is  controlled by or is under common control

                    with Buyer.

               [g]  BINDING EFFECT.   Subject  to [f], this Agreement shall

                    be binding upon and inure to the benefit of the parties

                    and the successors and assigns  of Buyer and the heirs,

                    legal  representatives,  successors,   and  assigns  of

                    Sellers.

               [h]  HEADINGS  AND CAPTIONS.  The headings and  captions  of the various  sections and subsec-
                    tions   of   this   Agreement   are for convenience  or

                    reference only and shall in no way modify or affect the

                    meaning   or   construction    of  any  of the terms or

                    provisions of this Agreement.



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

                              FIRST SOUTHERN FUNDING, INC.


                              By  /S/ JESSE T. CORRELL

                                        "Buyer"

                              /S/ JAMES E. MELVILLE
                              James E. Melville


                              /S/ GEORGE E. FRANCIS
                              George E. Francis


                              /S/ BRAD M. WILSON
                              Brad M. Wilson


                              /S/ JOSEPH H. METZGER
                              Joseph H. Metzger


                              /S/ THEODORE C. MILLER
                              Theodore C. Miller


                              /S/ MICHAEL K. BORDEN
                              Michael K. Borden


                              /S/ PATRICIA G. FOWLER
                              Patricia G. Fowler

                                   "Sellers"

                           EXHIBIT 1(E)

                         OPTION AGREEMENT


     This  is  an  Option  Agreement dated as of April 30, 1998,    between
UNITED TRUST, INC., an Illinois corporation ("Issuer"), and FIRST SOUTHERN FUNDING, INC., a Kentucky corporation ("Optionee").

                             RECITALS

     A. The authorized capital stock of Issuer consists of 3,500,000 shares of common stock, without par value ("Issuer Common Stock"), of which 1,662,779 shares are issued and outstanding, and 150,000 shares of preferred stock, none of which are issued and outstanding.

     B. To induce Optionee to enter into an Acquisition Agreement dated April __, 1998 (the "Acquisition Agreement") providing for the acquisition by Optionee of shares of Common Stock, Issuer has agreed to grant to Optionee an option to purchase up to 1,450,000 authorized but unissued shares of Issuer Common Stock upon the terms and subject to the conditions set forth below, concurrently with the closing of the purchase of shares of Issuer Common Stock pursuant to the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Acquisition Agreement, and intending to be legally bound hereby, Issuer and Optionee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Optionee an irrevocable option (the "Option") to purchase up to 1,450,000 shares of Issuer Common Stock (as adjusted as set forth herein, the "Option Shares", but in no event shall the number of Option Shares for which this Option is exercisable, when combined with the shares of Issuer Common Stock then beneficially owned by Optionee and its affiliates, exceed 51% of the issued and outstanding shares of Issuer Common Stock, after giving effect to any shares subject to or issued pursuant to the Option and any other then outstanding option, warrant, conversion right or other right to purchase or acquire shares of Issuer Common Stock) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $15.00. The number of Option Shares for which this Option is exercisable shall be reduced by two shares for each share of UTI common stock that Buyer or its affiliates purchases from UTI shareholders in private or public transactions that occur after the execution of this Option Agreement and prior to the termination of this Option Agreement.

     3.   EXERCISE OF OPTION.

          (a) The Holder may exercise the Option, in whole or in part, at any time and from time to time on or prior to July 1, 2001. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Optionee.

          (b) If Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     4.   PAYMENT AND DELIVERY OF CERTIFICATES.

          (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 18 of the Acquisition Agreement.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear Of all liens and subject to no preemptive rights, and (B), if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

          (c) In addition to any other legend that is required by applicable law, certificates, or the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (the "Securities Laws"). These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under applicable Securities Laws, or the availability of an exemption therefrom. This certificate will not be transferred on the books of the Corporation or any transfer agent acting on behalf of the Corporation except upon the receipt of an opinion of counsel, satisfactory to the Corporation, that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws, or the receipt of evidence, satisfactory to the Corporation, that the proposed transfer is the subject of an effective registration statement under all applicable Securities Laws.

It is understood and agreed that: (i) the above legend relating to the Securities Act of 1933, as amended (the "Securities Act") shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) if the shares have been sold or transferred in compliance with the foregoing clause (i) and otherwise in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such legend, certificate(s) shall be issued to such buyer or transferee that do not bear the above legend.

          (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 4(a), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.

          (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements, and (B) in the event prior approval of or notice to any regulatory authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such regulatory authority as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5.   REPRESENTATIONS  AND  WARRANTIES  OF   ISSUER.    Issuer   hereby
represents and warrants to Optionee (and Holder, if different than Optionee) as follows:

          (a) CORPORATE AUTHORITY. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and approved in advance by all of the "disinterested directors" of the Issuer (as defined in Section 7.85 of the Illinois Business Corporation Act), and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.

          (b) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

          (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in
(A) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     6. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. Optionee hereby represents and warrants to Issuer that Optionee has full corporate power and authority to enter into this Agreement and, subject to obtaining any required regulatory approvals, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionee; and this Agreement has been duly executed and delivered by Optionee.

     7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC. In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. The number of shares of Issuer Common Stock subject to the Option shall also be adjusted (up to a maximum of 1,450,000 shares) so that, after such issuance, it, together with any shares of Issuer Common Stock then owned by Option, equals 51% of the number of shares of Issuer Common Stock then issued and outstanding, after giving effect to any shares subject to or issued pursuant to the Option or upon exercise of any option to purchase Issuer Common Stock or upon conversion into Issuer Common of any convertible security of Issuer.

     8.   MISCELLANEOUS.

          (a) EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Acquisition Agreement and the other documents and instruments referred to herein and therein, between Optionee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto and any transferees of the Option Shares or this Agreement pursuant to Section 8(h) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or regulatory authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory authority determines that the Option does not permit Holder to acquire the full number of shares of Issuer Common Stock as provided in Section 3 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d)  GOVERNING   LAW.   This  Agreement  shall  be  governed  and
construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law rules.

          (e)  DESCRIPTIVE  HEADINGS.   The  descriptive headings contained
herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Acquisition Agreement (or at such other address for a party as shall be specified by like notice).

          (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed and delivered, it being understood that both parties need not sign the same counterpart.

          (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to one or more affiliates of Holder and Holder may assign its rights hereunder in whole or in part. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


     IN WITNESS WHEREOF, Issuer and Optionee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                              UNITED TRUST, INC.


                              By: /S/  JAMES E. MELVILLE

                              Title:   PRESIDENT


                              FIRST SOUTHERN FUNDING, INC.


                              By:  /S/ JESSE T. CORRELL

                              Title:   PRESIDENT

                                  Exhibit 2(e)

*-----------------------------*
|   UNITED TRUST, INC. "UTI"  *----------41%-----------------*
|          (Illinois)         |                              |
| Authorized 3,500,000 shares |                 *------------*----------------*
| common stock, no par value  |                 | UNITED INCOME, INC. "UII"   |
|  Issued and Outstanding -   |                 |            (Ohio)           |
|      1,662,779 shares       |                 |Authorized - 2,310,001 shares|
*-*---------------------------*                 | common stock, no par value  |
  |                                             | Issued and Outstanding -    |
  |                                             |     1,391,919 shares        |
  |                                             *------------*----------------*
  |      *------------------------------------------*        |
  |      |        UNITED TRUST GROUP "UTG"          *--47%---*
  |      |               (Illinois)                 |
  *-53%--*        Authorized - 10,000 shares        *--------100%-----*
         |       common stock, no par value         |                 |
         |   Issued and Outstanding - 100 shares    |   *-------------*------*
         *-------------------*----------------------*   |  ROOSEVELT EQUITY  |
                             |                          |  CORPORATION "REC" |
                             | 79%                      |     (Delaware)     |
         *-------------------*----------------------*   |  Authorized - 1,000|
         |   FIRST COMMONWEALTH CORPORATION "FCC"   |   |shares common stock,|
         |               (Virginia)                 |   |  $25.00 par value  |
         |        Authorized 62,500 shares          |   |Issued & Outstanding|
         |     common stock, $1.00 par value        |   |   - 1,000 shares   |
         | Issued and Outstanding - 54,616 shares   |   *--------------------*
         *-------------------*----------------------*
                             | 100%
         *-------------------*----------------------*
         |           UNIVERSAL GUARANTY             |
         |      LIFE INSURANCE COMPANY "UGL"        |
         |                 (Ohio)                   |
         |      Authorized - 400,000 shares         |
         |     common stock, $5.00 par value        |
         | Issued and outstanding - 400,000 shares  |
         *-------------------*----------------------*
                             | 100%
         *-------------------*----------------------*
         | UNITED SECURITY ASSURANCE COMPANY "USA"  |
         |                 (Ohio)                   |
         |         Authorized - 1,000 shares        |
         |      common stock, $1,000 par value      |
         |  Issued and Outstanding - 1,000 shares   |
         *-------------------*----------------------*
                             | 84%
         *-------------------*----------------------*
         | APPALACHIAN LIFE INSURANCE COMPANY "APP" |
         |              (West Virginia)             |
         |       Authorized - 1,500,000 shares      |
         |       common stock, $1.12 par value      |
         |Issued and Outstanding - 1,349,641 shares |
         *-------------------*----------------------*
                             | 100%
         *-------------------*----------------------*
         | ABRAHAM LINCOLN INSURANCE COMPANY "ALI"  |
         |                (Illinois)                |
         |      Authorized - 10,800,000 shares      |
         |       common stock, $1.67 par value      |
         | Issued and Outstanding - 600,000 shares  |
         *------------------------------------------*

                           Exhibit 3(e)



          Buyer has a contract with Doug Jetter and an entity affiliated with him, which requires Buyer to pay Mr. Jetter a brokerage fee of $150,000 in connection with this Agreement.

                          AMENDMENT NO. 1
                     DATED AS OF MAY 29, 1998
                                TO
                       ACQUISITION AGREEMENT
               BETWEEN FIRST SOUTHERN FUNDING, INC.
                      AND UNITED TRUST, INC.
                       DATED APRIL 30, 1998


First Southern Funding, Inc. ("Buyer") and United Trust, Inc. ("UTI") entered into a certain Acquisition Agreement dated April 30, 1998 (the "Agreement"). Buyer and UTI agree to amend the Agreement as of this 29th day of May, 1998, as follows:

     By  deleting  Section   6.(b)   thereof   in   its  entirety  and
     substituting in lieu thereof the following new Section 6.(b):

          file, as soon as practicable, but in all events by June 30, 1998 all information required to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976;

This  Amendment  may  be  executed  simultaneously   in   any   number   of
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

                              FIRST SOUTHERN FUNDING, INC.

Attest:

/S/ JILL MARTIN               By: /S JESSE T. CORRELL

                              Its:  PRESIDENT


                              UNITED TRUST, INC.

Attest:

/S/ PATRICIA G. FOWLER        By: /S/ JAMES E. MELVILLE

                              Its:  PRESIDENT